UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 18, 2005

CROWN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-50189	75-3099507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way, Philadelphia, PA		19154-4599
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     215-698-5100

_________________

(Former name or former address, if changes since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Contract

      On August 18, 2005, Crown Holdings, Inc. (the “Company”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Financière Daunou 1 S.A., a newly formed Luxembourg société anonyme (“Buyer”), affiliated with funds managed by PAI partners SAS, a European private equity firm, with respect to the sale of the Company’s Global Plastic Closures business (the “Business”). The Business designs, manufactures and sells plastic closures for consumer packaging worldwide primarily for the personal care, food, beverage, pharmaceutical and industrial end markets. The Business also produces and markets aluminum and tinplate closures as well as PET bottles and preforms. The Business has 29 facilities located in 15 countries across Europe, the United States and Asia with approximately 3,500 employees.

      Pursuant to the Purchase Agreement, Buyer will pay a purchase price at the closing of (i) €451,025,620 paid in cash in Euros, (ii) $182,500,000 paid in cash in U.S. dollars, (iii) $20,000,000 by delivery of a non-interest bearing note payable in U.S. dollars to be issued by Buyer (the “Note”) and (iv) the assumption of certain liabilities. Payments under the Note are contingent upon meeting pre-established milestones. The purchase price is subject to adjustment for, among other items, net debt and working capital prior to closing. The Company expects that, after taking into account various adjustments under the Purchase Agreement, net cash proceeds from the sale will be approximately $650,000,000, and that these net proceeds will be used for general corporate purposes including the repayment of debt.

      Pursuant to the terms of the Purchase Agreement, each of the Company and Buyer made certain representations and covenants regarding matters that are customarily included in transactions of this nature, including with respect to (i) in the case of the Company, the nature of the Business, (ii) the obligations of each party regarding the employment and employee benefits of certain employees of the Business, (iii) an agreement of the Company not to compete with the Buyer with respect to the Business during the three year period immediately following the closing, and (iv) indemnification for specified pre- and post-closing matters.

      The closing is subject to the fulfillment of certain conditions, including (i) receipt of EU Commission approval under the EU Merger Regulation and other applicable antitrust approvals, (ii) subject to certain exceptions, the absence of any order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the sale of the Business illegal, (iii) the absence of any Qualified Major Default (as defined below), (iv) the absence of a Material Adverse Effect (as defined below) since December 31, 2004 and (v) subject to certain exceptions, the accuracy of the representations, warranties and covenants made by each of the Company and Buyer.

      As used herein:

      “Qualified Major Default” means any notice served by any of the banks providing financing to the Buyer under the debt commitment letter addressed to the Buyer with respect to the proposed purchase of the Business (which letter expires on November 18, 2005), terminating the debt commitment letter as a result of, among other things: (i) invalidity or unlawfulness of the debt commitment letter or any material provision therein (other than as a result of the regulatory status of or action or inaction by the Buyer or its affiliates), (ii) the illegality for any banks to make available any of the facilities or to subscribe for or purchase bonds under the debt commitment letter (other than as a result of the regulatory status of or action or inaction by the Buyer or its affiliates), (iii) any insolvency of any of the banks providing financing to the Buyer and (iv) any Market Disruption Event.

      “Market Disruption Event” means (i) any event resulting in a bank that is a party to the debt commitment letter being unable to borrow funds in the credit markets, (ii) EURIBOR or LIBOR not being determinable, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or France, or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lenders in a manner that prevents a bank that is a party to the debt commitment letter from lending or providing financing under the debt commitment letter.

      “Material Adverse Effect” means any effect, event or occurrence that (i) is, or would reasonably be expected to be, materially adverse to the financial condition, results of operations, liabilities or assets of the Business including, for the avoidance of doubt, the transferred assets and the transferred companies (considering the Business taken as a whole for assessing the materiality of the effect, event or occurrence), or (ii) prohibits or materially impairs the ability of the Company or its selling subsidiaries to consummate the transactions contemplated by the Purchase Agreement or perform their obligations under the Purchase Agreement and the ancillary agreements.

      The Purchase Agreement permits the Company or Buyer to terminate the Purchase Agreement under certain circumstances, including material breach by a party or if the sale of the Business has not been consummated on or before November 18, 2005.

Forward Looking Statements

     Except for historical information, all other information in this filing consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include that the transaction is subject to a number of conditions and approvals and that the final purchase price and net cash proceeds are subject to adjustment and exchange rate fluctuations. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings made prior to or after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN HOLDINGS, INC.

By:	/s/ Thomas A. Kelly
Thomas A. Kelly
Vice President and Corporate Controller

Dated:  August 24, 2005

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